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                                                                    Exhibit 10.1

                                                                        W. ADAIR


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 21st day of July 2003, between DIRECT GENERAL CORPORATION, a Tennessee corporation (the "Company") and WILLIAM C. ADAIR (the "Executive").


                                    RECITALS


     A. It is the desire of the Company to continue the employment of the Executive as its Chief Executive Officer and President as described in this Agreement.

     B. The Executive desires to provide his services to the Company on the terms set forth in this Agreement.

     C. The independent directors of the Company's Board of Directors have approved this Agreement as it relates to the Executive's compensation.

         NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                SERVICES AND TERM

         1.1. TERM. Subject to the termination provisions set forth in Section 3.1, the Company will employ the Executive and the Executive accepts employment with the Company for a period of five (5) years (the "Term") commencing on the date of the completion of the initial public offering of Company's stock (the "Effective Date").

         1.2. SERVICES. During the Term, the Executive will serve as the Company's Chief Executive Officer and President and will be primarily responsible for overseeing the implementation of the Company's business strategy and such other duties, commensurate with his position and authority, as are reasonably determined, from time to time, by the Company's Board of Directors (the "Board"). The duties of the Executive shall at all times be subject to the direction, approval and control of the Board. The Executive shall devote his full business time and effort to the performance of his duties hereunder.

         1.3. PERSONAL. During this Agreement, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments or companies in which personal investments are made so long as such activities do not significantly interfere with the performance of Executive's responsibilities with the Company and which companies are not in direct competition with or otherwise conflict with the interests of the Company or its subsidiaries. Any income incurred by Executive outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of Executive, and the Company shall not claim any entitlement thereto; provided, however, that any income derived by Executive related to the business of the Company or its subsidiaries, including, without limitation, cash or equity compensation for serving on boards of directors of companies in which the Company or its subsidiaries has a



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significant investment, shall be paid over to the Company as and when received unless otherwise agreed upon in writing by the parties.

                                   ARTICLE II
                              COMPENSATION PACKAGE

         2.1. CASH COMPENSATION.

                  (a) BASE SALARY. During the Term, the Company will pay the Executive an annual base salary of at least $500,000.00 for each twelve-month period of the Term. The Executive's base salary shall be payable in accordance with the normal payroll procedures of the Company. The Company's Board of Directors or Compensation Committee shall annually review such base salary and may increase such base salary.

                  (b) BONUS OPPORTUNITY. The Executive shall be eligible for the payment of a bonus and to participate in such bonus program, option program or other form of equity participation as the Compensation Committee of the Company's Board of Directors may determine, in its sole discretion, based on Executive's performance and the Company's business and financial condition and operating results achieved.

         2.2 BENEFITS.

                  (a) BENEFIT PLANS. During the Term, the Executive shall be eligible to participate in such medical, dental, health, retirement, savings, welfare and life and disability insurance plans (including supplemental retirement and savings plans) generally made available from time to time to senior executives of the Company (subject to the usual terms of such plans), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them.

                  (b) PAID TIME OFF AND OTHER PAID LEAVE. During the term of this Agreement, Executive shall be entitled to a minimum of 24 days of paid time off ("PTO") annually, which shall accrue in accordance with the Company's PTO policy applicable to all full-time employees as in effect from time to time. In addition, Executive shall be entitled to paid time off for the same holidays as other employees of the Company.

                  (c) BUSINESS EXPENSES. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company's reasonable policies relating to business-related expenses as in effect from time to time.

                  (d) COMPANY CAR AND EXPENSES. The Company will provide Executive with vehicles for his business and personal use during the entire term of his employment with Company. It is the Company's desire to furnish Executive with vehicle(s) that meet his reasonable satisfaction; therefore, the Executive shall have prior approval as to any vehicles purchased for his use. The Company will pay all expenses associated with or necessary for such vehicles operation, including, but not limited to, any and all repair and gasoline costs. Said Company vehicles will be replaced on a regular basis in accordance with the Company's policy and procedures then in effect, but in any event upon the vehicles incurring in excess of 60,000 miles. Executive's use of such vehicles and Company's payment of related operation expenses may be subject to applicable state and federal withholding taxes. In such event, Executive agrees that Executive will pay the taxes through the Company's usual and customary payroll tax deductions.

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         2.3. STOCK OPTIONS.

         In accordance with the provisions of the Company's 2003 Equity Incentive Plan (the "2003 Plan") and the specific authorization of the Committee (as that term is defined in the 2003 Plan), the Company will grant to the Executive stock options for the purchase of Twenty Five Thousand (25,000) shares of Company Common Stock ("Option Stock"). The effective date of such grant shall be the date of the Company's initial public offering of its Common Stock ("IPO") and the per share exercise price for said ISOs shall be equal to the Fair Market Value (as defined in the 2003 Plan) of the Common Stock on the effective date of the grant. The options shall vest in five (5) equal annual installments, with the first annual installment vesting on the first anniversary of the date of grant of the options. The options to be granted pursuant to this paragraph are intended to qualify as incentive stock options ("ISOs") under the terms of the 2003 Plan, to the maximum extent permitted by law and applicable regulations. Executive understands that the Committee may designate a portion of the options granted under this paragraph to be non-qualified options, if necessary to comply with applicable law and regulations related to ISOs. The options to be granted pursuant to this paragraph shall be subject to such other terms and conditions that are consistent with the 2003 Plan, as determined by the Committee in its sole discretion, and such terms and conditions shall be reflected in one or more option agreement(s) entered into between Executive and the Company pursuant to the 2003 Plan. Notwithstanding anything to the contrary contained in this Agreement or the 2003 Plan, all options to acquire Option Stock shall irrevocably vest thirty (30) calendar days prior to the scheduled consummation of a Change of Control (as defined herein by reference to the 2003 Plan). If any change(s) in the federal income tax laws materially affect tax treatment of Employee with respect to an option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement that will take advantage of, or minimize the disadvantages of, such changes. As used in this Agreement, "Change of Control" shall have the same meaning as provided in the 2003 Plan.

         2.4. INDEMNIFICATION. The Company shall indemnify Executive (and his executors, administrators, heirs and assigns), to the fullest extent permitted by applicable law and the Company's Charter and Bylaws.

                                  ARTICLE III
                             TERMINATION OF SERVICES

         3.1. TERMINATION. Executive's employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:

                  (a) DISABILITY. The Company may terminate the Executive's employment hereunder upon the failure of the Executive to render services to the Company on a full-time basis for a continuous period of six (6) months because of the Executive's physical or mental disability or illness ("Disability"), provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive's physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. If the parties are unable to agree upon a physician within 30 days after one party submits the name of a physician to the other party, then the selection of a physician for the purposes of this paragraph shall be submitted to arbitration in accordance with Section 5.4 (Disputes) hereof. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

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                  (b) FOR CAUSE. The Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure or refusal to materially perform his duties under this Agreement; (ii) the Executive's failure or refusal to follow material lawful directions of the Board or any other act of material insubordination on the part of Executive; (iii) the engaging by the Executive in misconduct, including but not limited to any type of sexual harassment, which misconduct is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) the Executive's conviction of, or plea of guilty or nolo contendere with respect to a felony (other than a traffic violation); or (v) the commission (or attempted commission) of any act of fraud or dishonesty by the Executive which is materially detrimental to the business or reputation of the Company or any of its divisions, subsidiaries or affiliates.

                  (c) WITHOUT CAUSE OR FOR GOOD REASON.

                          (i) The Company may terminate the Executive's
employment hereunder without Cause upon thirty (30) days written notice to the Executive.

                          (ii) The Executive may terminate his employment
hereunder for Good Reason upon thirty (30) days written notice to the Company.

                           "Good Reason" for termination by the Executive of the
Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by the Company, or failures by the Company to act:

                                    (I)      the assignment to the Executive of
                                             any duties inconsistent with the
                                             Executive's status as an executive
                                             officer of the Company (including
                                             by reason of the Company becoming a
                                             subsidiary of another company) or a
                                             substantial adverse alteration in
                                             the nature or status of the
                                             Executive's title or
                                             responsibilities from those in
                                             effect as of the date hereof;

                                    (II)     a reduction by the Company in the
                                             Executive's annual base salary or
                                             annual bonus opportunity as set
                                             forth in the Agreement or as the
                                             same may thereafter be increased
                                             from time to time, or a failure to
                                             provide the Executive with
                                             participation in any stock option
                                             or other equity-based plan in which
                                             other employees of the Company (and
                                             any parent, surviving or acquiring
                                             company) participate on a basis
                                             that does not unreasonably
                                             discriminate against the Executive
                                             as compared to such other employees
                                             who have similar levels of
                                             responsibility and compensation;

                                    (III)    the relocation of the Executive's
                                             principal place of employment to a
                                             location more than fifty (50) miles
                                             from the Executive's principal
                                             place of employment as of the date
                                             hereof, except for required travel
                                             and overnight stays on the
                                             Company's business to an extent
                                             substantially consistent with the
                                             Executive's business travel
                                             obligations as of the date hereof;
                                             or

                                    (IV)     any material breach by the Company
                                             of its obligations under this
                                             Agreement.

                  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Except as provided

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         above, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive may resign for Good Reason only if such Executive provides the thirty (30) days written Notice of Termination to the Company, as described in Section 3.1(c)(ii) above, within three months of the Executive becoming aware that the basis for such Good Reason exists.

                  (d) DEATH. The Executive's employment hereunder shall automatically terminate on the death of the Executive.

         3.2. PAYMENT ON TERMINATION BY COMPANY FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause pursuant to
Section 3.1(b) hereof, Executive shall be entitled to receive the following payments not later than twenty (20) business days after the date of termination:

                  (a) payment of any earned but unpaid salary accrued through and including the date of termination;

                  (b) payment of accrued, but unused, PTO time; and

                  (c) reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

         3.3. PAYMENT ON TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. Subject to the Executive's continuing compliance with the covenants contained in Article IV of this Agreement (the "Covenants") and the execution by the Executive of a customary binding general waiver and release of claims (the "Release"), in the event that the Executive's employment is terminated by the Company without Cause pursuant to Section 3.1(c)(i) hereof or by the Executive for Good Reason pursuant to 3.1(c)(ii) hereof, then the Executive, or the Executive's estate in the event of his death following such termination, shall be entitled to receive the following less any required withholdings:

                  (a) payment of any earned, but unpaid salary accrued through and including the date of termination;

                  (b) payment of (i) any earned but unpaid annual bonus from a previous calendar year and (ii) any earned but unpaid amounts that may be paid under any company long term incentive plans to be paid according to the terms of such plans;

                  (c) payment of the bonus amounts which would have been awarded for the then current year pursuant to Section 2.1(b) (Bonus Opportunity), pro-rated based on the actual number of days elapsed in the year in which Executive's termination takes place;

                  (d) continued payment of Executive's most recent salary for a period of twenty- four (24) months from the date of termination;

                  (e) payment of accrued, but unused PTO time;

                  (f) reimbursement any unreimbursed business expenses, or automobile expenses incurred prior to the date of termination;

                  (g) for twenty-four (24) months from the date of termination, the Company shall continue to provide Executive and his or his eligible dependents with all benefit plans and other


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         fringe benefits as described in Section 2.2(a) (Benefit Plans) that were being provided to the Executive immediately prior to his termination of employment upon the same terms and conditions as provided to other senior executives; after twenty-four (24) months, Executive and his or his eligible dependents shall be eligible for COBRA benefits for eighteen (18) months or such longer period as provided by COBRA; and

                  (h) immediate amendment to any outstanding option agreement(s), pursuant to which any stock options of the Company have been granted to Executive, to provide that (i) 100% of such options shall immediately vest and (ii) may be exercised within three (3) years of Executive's termination date; provided, however, that if such amendment to extend the term for the exercise of such options would disqualify the ISO status of any such options, Executive may elect that any such option agreement(s) not be amended to the extent necessary to maintain the tax qualified status of such ISOs.

                  (i) in the event Executive's employment is terminated in connection with a Change of Control, the Company shall make an additional payment of a lump sum amount equal to (a) three times his annual salary as in effect at the time plus (b) three times the highest amount of his bonus paid to Executive within the three years preceding such termination.

                  In the event that the termination of Executive's employment is for one of the reasons set forth in Section 3.1(c) (Without Cause or For Good Reason) and the aggregate of all payments or benefits made or provided to Executive under Section 3.3 and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 3.3 shall be made by an independent auditor (the "Auditor") jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                  In the event of any termination of employment under Section 3.1(c), Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment.

                  Any amounts due under this Section 3.3 are in the nature of severance payments in amounts considered to be reasonable by the Company and are not in the nature of a penalty.


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         3.4. PAYMENT ON TERMINATION DUE TO DEATH OR DISABILITY. Company shall make the following payments to Executive in the event of termination due to Disability (as defined in Section 3.1(a) of this Agreement) or to Executive's estate in the event of Executive's Death: the payments set forth in Sections 3.3(a), (b), (c) (d), (e) and (f). In the event of Death following Disability, amounts remaining to be paid under this section shall be paid to Executive's estate.

                                   ARTICLE IV
                                    COVENANTS

         4.1. NON-COMPETITION.

                (a) During the Term. The Executive covenants and agrees that during the Term, the Executive shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in the business of writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty or life insurance products or any other business in which the Company is engaged during the Term (the "Business"). This Covenant applies to each state or territory in which the Company is doing Business or is making an active effort to do Business during the Term.

                (b) During Post-Termination Period. The Executive covenants and agrees that for a period of twenty-four (24) months (the "Post-Termination Period"), following a termination of his or his employment by the Company without Cause pursuant to Section 3.1(c)(i) hereof, or by the Executive for Good Reason pursuant to Section 3.1(c)(ii) hereof, the Executive shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in the business of writing, issuing, underwriting, selling, distributing or re-insuring non-standard personal automobile insurance or any other business in which the Company is engaged at the time of such termination of Executive's employment (the "Pre-Termination Business"). This Covenant applies to each state or territory in which the Company is doing such Pre-Termination Business or is making an active effort to do such Pre-Termination Business at the time the Executive's employment with the Company is terminated.

                  (c) Passive Investments Permitted. This non-competition Covenant does not prohibit the passive ownership, during either the Term or during the Post-Termination Period, of less than five percent (5%) of the outstanding stock or debt of any corporation, the securities of which are publicly traded, as long as the Executive is not otherwise in violation of this
Section 4.1.

         4.2 NO DIVERSION. The Executive covenants and agrees that (i) during the Term and (ii) during the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential Business or Pre-Termination Business opportunities, as the case may be, which the Executive becomes or became aware of during his or his employment with the Company.

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         4.3. NON-RECRUITMENT. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company's Employees to leave their employment.

         4.4. NON-DISCLOSURE. This Agreement hereby incorporates by reference in its entirety that certain Confidentiality Agreement entered into between the Company and the Executive as of January 22, 2003 (the "Confidentiality Agreement").

         4.5. TERMINATION FOR CAUSE. Executive agrees that if his employment is terminated for Cause pursuant to Section 3.1 (b) hereof, Executive shall be bound (i) to the Covenants set forth in Sections 4.2 (No Diversion) and 4.3 (Non-Recruitment) hereof, for the duration of the Post-Termination Period, (ii) to the Covenant set forth in Section 4.4 (Non-Disclosure) hereof for the duration on the Post-Termination Period or the term of the Confidentiality Agreement, whichever period is longer, and (iii) to the Covenants set forth in Subsections (b) and (c) of Section 4.1 (Non-Competition) hereof for a duration of six (6)months following such termination.

         4.6. INJUNCTIVE REMEDIES. The Executive acknowledges that should he violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.4 (Disputes) hereof, the Company shall be entitled to temporary injunctive relief, up to such time as the arbitration proceedings provided by Section 5.4 hereof have been completed, without being required to post a bond.

         The Company may elect to seek one or more of these injunctive remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one situation does not restrict the Company from seeking any such remedies in another situation. Such action by the Company or Executive shall not constitute a waiver of any of its or the Executive's other rights hereunder.

         4.7. SEVERABILITY AND MODIFICATION OF ANY UNENFORCEABLE COVENANT. It is the parties' intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, without limiting the generality of Section 5.5 (Severability, Enforceability) hereof, it is also the parties' intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

         4.8. TOLLING. In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive's compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.

                                   ARTICLE V
                                  MISCELLANEOUS

         5.1. SUCCESSORS. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable and to the benefit of Executive's personal or legal representatives, executors, administrators or heirs. If the Company shall merge or consolidate with or into, or transfer substantially

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all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

         5.2. GOVERNING LAW. This Agreement is being made and executed in and is intended to be performed in the State of Tennessee and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Tennessee, without regard to the conflict of laws principles thereof.

         5.3. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement referenced in Section 4.4 (Non-Disclosure) hereof, and any stock option or other incentive award agreement(s) entered into between Executive and the Company under the Company's 1996 Employee Stock Incentive Plan or its 2003 Equity Incentive Plan comprise the entire agreement between the parties hereto relating to the subject matter hereof and as of the Effective Date, supersedes, cancels and annuls all other previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive under such other previous agreement, other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement and the other agreements identified in this paragraph are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any other prior or contemporaneous agreement.

         5.4. DISPUTES.

                (a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in Shelby County Tennessee, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

                (b) If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, in addition to any other relief that may be granted, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding; provided that with respect to any arbitration proceeding, the amount of such recovery may be limited in whole or in part as may be determined by the arbitrators.


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         5.5. SEVERABILITY, ENFORCEABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of an arbitration proceeding mandated by Section 5.4 (Disputes) hereof or, if applicable, a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.5, such clause or provision shall be deemed eliminated from this Agreement, but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

         5.6. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile (with confirmation), electronic mail, commercial courier service, or U.S. certified or registered mail, postage prepaid, as follows:

                  If to the Company:

                  Direct General Corporation

                  Attention: General Counsel or Vice President - Human Resources

                  1281 Murfreesboro Road

                  Nashville, TN 37217

                  Fax: (615) 366-3722

                  E-mail: ron.wilson@directins.com

                   or to such other facsimile number, address or addresses as the Company may specify to Executive in writing from time to time.

                  If to the Executive:

                  William C. Adair

                  7775 Highway 310 West, Como, MS 38619

                  Fax: 901-541-3382

                  E-mail: Tammy.Adair@directins.com

                  or to such other facsimile number or address or addresses as Executive may specify to the Company in writing from time to time.

         5.7. COUNTERPARTS. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. If executed by facsimile, within five (5) business days after the parties exchange signed facsimiles, each party shall provide to the other party the originally signed Agreement or counterpart.

         5.8. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board (or the Committee, if related to compensation matters) and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may, with the approval of the Board (or the Committee, if related to compensation matters), waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.


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

No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

         5.9. NO INCONSISTENT ACTIONS. The parties hereto shall not voluntarily undertake any action inconsistent with, or voluntarily undertake or fail to undertake any action or course of action to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to become effective on the Effective Date as provided in Section 1.1 (Term) hereof.



DIRECT GENERAL CORPORATION                  EXECUTIVE


By: /s/ Barry D. Elkins
   -------------------------------------    /s/ William C. Adair
                                            ------------------------------------
Name:  Barry D. Elkins                      William C. Adair
       ---------------------------------
Title: Senior Vice President and CFO
       ---------------------------------


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